Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rapid7, Inc.:

We consent to the use of our report dated April 29, 2015 with respect to the consolidated balance sheets of Rapid7, Inc. and subsidiaries as of December 31, 2013 and 2014, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

July 6, 2015